UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

MARCUS & MILLICHAP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36155	35-2478370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(Address of Principal Executive Offices including Zip Code)

(818) 212-2250

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2016, Marcus & Millichap, Inc. (the “Company”) announced that John J. Kerin will retire as President and Chief Executive Officer of the Company and step down from the Company’s board of directors, both effective as of March 31, 2016. Mr. Kerin intends to provide consulting services and assist the Company as a senior advisor following his retirement.

The board has promoted Hessam Nadji, age 50, to President and Chief Executive Officer of the Company and appointed him to serve on the board, both effective as of March 31, 2016. Mr. Nadji joined the Company in 1996 as Vice President of Research, became a Senior Vice President in 1997, was appointed Managing Director in 2000 and became Chief Strategy Officer and Senior Vice President responsible for the Company’s specialty brokerage divisions as well as research, advisory services and marketing in 2013. Mr. Nadji was promoted to Senior Executive Vice President in May 2015.

Mr. Nadji’s term as director will expire at the Annual Meeting of Stockholders in 2017. Mr. Nadji’s appointment to the board is based, in part, on his position as the President and Chief Executive Officer of the Company, extensive knowledge of the Company and over 25 years of experience working in the real estate industry.

There are no family relationships between any director or executive officer of the Company and Mr. Nadji, and no transactions reportable under Item 404(a) of Regulation S-K in which Mr. Nadji has a direct or indirect material interest. Further, there are no arrangements or understandings between Mr. Nadji and any other person pursuant to which he was promoted or appointed to serve on the board. Mr. Nadji will be appointed to the executive committee of the board.

A copy of the press release announcing the above changes is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by the Company entitled “Marcus & Millichap, Inc. Announces Retirement of John Kerin” dated March 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCUS & MILLICHAP, INC.

Date: March 1, 2016	By:	/s/ Martin E. Louie
Martin E. Louie Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by the Company entitled “Marcus & Millichap, Inc. Announces Retirement of John Kerin” dated March 1, 2016.

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